UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

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CRYOLIFE, INC.
(Exact name of registrant as specified in its charter)
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Florida	1-13165	59-2417093
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1655 Roberts Boulevard, N.W., Kennesaw, Georgia 30144
(Address of principal executive office) (zip code)

Registrant's telephone number, including area code: (770) 419-3355

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(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e). Amendment of Grants Pursuant to the CryoLife, Inc. 2007 Executive Incentive Plan

As disclosed in a Current Report on Form 8-K dated February 13, 2007, the Compensation Committee of the Board of Directors of CryoLife, Inc. approved, contingent on Board approval of the 2007 Executive Incentive Plan (the “Plan”), grants under the Plan to specified participants, including the executive officers. The Plan was adopted by the Board of Directors and became effective on February 14, 2007. On May 2, 2007, the Compensation Committee approved, and the Board ratified, an amendment of these grants to exclude the $686,000 charge related to executive severance expense, incurred in the first quarter of fiscal 2007, from the 2007 adjusted net income target on which a portion of each executive officer’s grant is based. Before such amendment, “adjusted net income” was defined as CryoLife’s 2007 GAAP net income excluding interest expense, interest income, stock compensation, other than stock compensation related to the 2007 Executive Incentive Plan, changes in the value of the derivative related to the Company’s preferred stock, other income and expense, and amortization associated with intangibles recorded in connection with the previously announced exchange and service agreement with Regeneration Technologies, Inc. and related parties, if any. Following the amendment, “adjusted net income” is defined as CryoLife’s 2007 GAAP net income excluding interest expense, interest income, stock compensation, other than stock compensation related to the 2007 Executive Incentive Plan, $686,000 of executive severance expense incurred in the first quarter of fiscal 2007, changes in the value of the derivative related to the Company’s preferred stock, other income and expense, and amortization associated with intangibles recorded in connection with the previously announced exchange and service agreement with Regeneration Technologies, Inc. and related parties, if any. The remaining terms of the grants remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, CryoLife, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOLIFE, INC.

Date: May 8, 2007	By: /s/ D. A. Lee
Name: D. Ashley Lee
Title: Executive Vice President, Chief Operating Officer and Chief Financial Officer